Exhibit 99.1

Contacts:	Carl M. Mills Chief Financial Officer (408) 990-4000 cmills@quicklogic.com	Kristine Mozes Mozes Communications (781) 652-8875 kristine@mozescomm.com

QuickLogic Receives Final Decision for Continued Listing on the
Nasdaq Global Market

SUNNYVALE, Calif. – January 18, 2007 – QuickLogic Corporation (NASDAQ: QUIK) announced today it has received a decision from the Nasdaq Listing Qualifications Panel (“the Panel”) dated January 12, 2007 confirming the continued listing of the Company’s securities on The Nasdaq Global Market.  The Panel determined that the Company has fully complied with the requirements for continued listing set out by the Panel in a letter sent to the Company on December 13, 2006 and has otherwise demonstrated compliance with all Nasdaq Marketplace Rules.

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is the leading provider of the lowest power programmable logic solutions for the portable electronics, industrial, communications and military markets. The Company is located at 1277 Orleans Drive, Sunnyvale, CA 94089-1138. For more information, please visit the QuickLogic web site at www.quicklogic.com.

The QuickLogic name and logo are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such. Our wirewatch code is QUIK-G.

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